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EXHIBIT 99.1

MGM MIRAGE EXPECTS SIGNIFICANTLY LOWER
THIRD QUARTER RESULTS

    Las Vegas, Nevada, October 1, 2001—MGM MIRAGE (NYSE: MGG) announced today that its earnings for the quarter ending September 2001 will be substantially below the consensus estimate of $0.38 per share as a result of the reduced activity following the terrorist attacks of September 11, 2001.

    "Until September 11, we were on our way to another very strong quarter. Obviously, the tragic events have meaningfully disrupted the travel and resort industries. The most profound effect occurred immediately after the attack. Business activity has gradually improved but is not nearly back to pre-attack levels," said Jim Murren, President and CFO of MGM MIRAGE. "We have implemented numerous initiatives to improve revenues and reduce costs to manage our business in the current environment. Our primary objective at this time is to increase customer volume so that we may bring back as many of our displaced employees as quickly as possible. While the short term impact will remain significant, we are confident of our long term prospects given the quality of our people, assets and brands."

    MGM MIRAGE expects to report third quarter results on October 30, 2001.

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    MGM MIRAGE is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada, which owns and/or operates through subsidiaries 18 casino properties on three continents. Its U.S. holdings include: Bellagio, the MGM Grand Hotel and Casino—The City of Entertainment, The Mirage, Treasure Island, New York—New York Hotel and Casino, the Boardwalk Hotel and Casino and 50% of Monte Carlo, all located on the Las Vegas Strip; the Golden Nugget in Downtown Las Vegas; Whiskey Pete's, Buffalo Bill's, the Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; the Golden Nugget in Laughlin, Nevada; the Beau Rivage resort on the Mississippi Gulf Coast; and the MGM Grand Detroit Casino in Detroit, Michigan. The Company is a joint venture partner on Borgata at Renaissance Pointe, a resort under development in Atlantic City, New Jersey and also controls several development sites in the ocean-front resort community. Internationally, MGM MIRAGE owns and operates the MGM Grand Hotel and Casino in Darwin, Australia and manages casinos in Nelspruit, Witbank and Johannesburg, Republic of South Africa.

    For more information on MGM MIRAGE and its operating subsidiaries, visit our website at www.mgmmirage.com.

    Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company's public filings with the Securities and Exchange Commission.

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EXHIBIT 99.1
MGM MIRAGE EXPECTS SIGNIFICANTLY LOWER THIRD QUARTER RESULTS